EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122998) pertaining to the National Interstate Corporation Long Term Incentive Plan, and in the Registration Statement (Form S-8 No. 333-145194) pertaining to the National Interstate Savings and Profit Sharing Plan of our reports dated March 8, 2013, with respect to the consolidated financial statements and schedules of National Interstate Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of National Interstate Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/    Ernst & Young LLP

Cleveland, Ohio

March 8, 2013